Exhibit 10.22
FIFTH AMENDMENT TO LEASE
This FIFTH AMENDMENT TO LEASE (this "Amendment") is made this 3rd day of
August, 2011 (the "Effective Date"), by and between US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord") and THE UNIVERSITY OF PHOENIX, INC., an Arizona corporation (''Tenant'').

RECITALS
A.    Landlord and Tenant entered into that certain Fountainhead Office Park Lease dated June 29, 2009, as amended by that certain First Amendment to Lease dated August 11, 2009, that certain Second Amendment to lease dated November 2, 2009, that certain Third Amendment to Lease dated February 19, 2010, and that certain Fourth Amendment to Lease, dated March 11, 2011 (as so amended, the "Lease") pursuant to which Tenant leased from Landlord approximately 439,070 rentable square feet (the "Premises") located at 1625 Fountainhead Parkway 85282 ("Office A") and 1601 Fountainhead Parkway, Tempe, Arizona 85282 ("Office B"; and collectively, with Office A, the "Buildings").
B.    The parties now wish to amend the Lease as of the Effective Date subject to and on the terms and conditions set forth below.
AMENDMENT
1.    Defined Terms. Terms in this Amendment shall have the same meaning as such terms have in the Lease and Work Letter unless otherwise noted in this Amendment.
2.    Lease Amendment.
(a)    Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that Tenant shall be entitled to receive a credit against Base Monthly Rent payable by Tenant to Landlord under the Lease in the amount of One Million and No/100 Dollars ($1,000,000.00) ("Rent Credit"), which Rent Credit shall be applied against Base Monthly Rent payable by Tenant to Landlord under the Lease with respect to Building A for the two (2) months immediately following the date as of which: (a) Tenant's President and certain senior executives physically occupy Building A for the purpose of conducting Tenant' s business in Building A it being intended by Tenant that Building A shall be treated by Tenant as Tenant's headquarters as of the Effective Commencement Date for Building A; and (b) a public announcement is made by Tenant in connection with the matters identified in Section 2(a) above.

(b)    Tenant's addresses for notice purposes under the Lease are hereby deleted in their entirety and replaced with the following :

If to Tenant:	The University of Phoenix, Inc. c/o Apollo Group, Inc. 4025 South Riverpoint Parkway Phoenix, Arizona 85040 Mail Stop: CF-K205 Attn: Collete Temmink, Vice President, Apollo Real Estate & Facilities

With Copies to:	Apollo Group, Inc. c/o Apollo Legal Department 4025 South Riverpoint Parkway Phoenix, Arizona 85040 Mail Stop: CF-K612 Attn: Corporate Counsel, Real Estate

3.    Confidentiality. Landlord hereby acknowledges and agrees that the term s and conditions of the Lease, as modified by this Amendment, are confidential and may not be disclosed by Landlord to any third parties (except for Landlord' s attorneys , tax advisors, financial consultants or as may be required by Applicable Laws or as may be necessary to enforce the terms of the Lease, as amended hereby) without the prior written consent of Tenant, which consent may be granted or withheld in Tenant's sale discretion; provided, that, Landlord shall have the right to disclose the terms and conditions the Lease, as modified by this Amendment, to prospective purchasers of all or any portion of the Project, including either or both of Building A or Building B (each , a "Prospective Purchase r") so long as prior to the date as of which Landlord disclose s the terms and conditions of this Lease, as modified by this Amendment, to any Prospective Purchaser, such Prospective Purchaser enters into a non-disclosure agreement in favor of Tenant in form and substance satisfactory to Tenant, in its sole and absolute discretion, pursuant to the terms of which such Prospective Purchaser agrees to keep the terms and conditions of the Lease, as modified by this Amendment, confidential.

4.    Brokerage. Landlord and Tenant each represent and warrant to the other that neither has dealt with any real estate broker or agent in connection with this Amendment or its negotiation. Landlord and Tenant each agree to indemnify, defend and hold the other harmless for, from and against any cost, expense or liability (including attorneys' fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with this Amendment or its negotiation as a result of the action of the indemnifying party.

5.    Fees and Costs. If any suit, action, arbitration or other proceeding, including, without limitation, an appellate proceeding, is instituted in connection with any controversy, dispute, default or breach arising out of this Amendment, the prevailing or non-defaulting party shall be entitled to recover from the losing or defaulting party all reasonable fees, costs and expenses (including the reasonable fees and expenses of attorney s, paralegal s and witnesses) incurred in connection with the prosecution or defense of such proceeding, whether or not the proceeding is prosecuted to a final judgment or determination; provided, however, if there is no clear prevailing part y, such fees, costs and expenses shall be borne as determined by the applicable fact finder.

6.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.    Ratification. Landlord and Tenant each hereby reaffirm its rights and obligations under the Lease as modified by this Amendment. In the event of a conflict or ambiguity between the Lease and this Amendment, the terms and provisions of this Amendment sha ll control.

8.    Counterparts. This Amendment may be executed in several counterparts each of which when executed and delivered is an original , but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Landlord and Tenant have each executed this Amendment on the dates written below their names.

LANDORD:

US REAL ESTATE LIMITED
PARTNERSHIP, a Texas limited
partnership

By: /s/ Leonard J. O'Donnel
Name: LEONARD J. O'DONNEL
Title: President

TENANT:

THE UNIVERSITY OF PHOENIX, INC.,
an Arizona corporation

By: /s/ Colette Temmink
Name: Colette Temmink
Title: VP, Real Estate & Facilities

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